News Release

Contact:
Investors:	Ryan Richards 980.465.5000 | investors@truist.com	Aaron Reeves 336.733.2874 | investors@truist.com
Media:	Shelley Miller 704.692.1518 | media@truist.com

Truist Reports Fourth Quarter 2020 Results
Earnings of $1.2 billion, or $0.90 per diluted share

CHARLOTTE, N.C., (January 21, 2021) — Truist Financial Corporation (NYSE: TFC) today reported earnings for the fourth quarter of 2020.

Net income available to common shareholders was $1.2 billion, up 74.9 percent, compared to the fourth quarter last year. Earnings per diluted common share were $0.90, an increase of 20.0 percent compared with the same period last year. Results for the fourth quarter produced an annualized return on average assets (ROA) of 1.05 percent, an annualized return on average common shareholders' equity (ROCE) of 7.88 percent, and an annualized return on tangible common shareholders' equity (ROTCE) of 14.99 percent.

Adjusted net income available to common shareholders was $1.6 billion, or $1.18 per diluted share, excluding merger-related and restructuring charges of $308 million ($237 million after-tax) and incremental operating expenses related to the merger of $179 million ($138 million after-tax). Adjusted results produced an annualized ROA of 1.35 percent, an annualized ROCE of 10.25 percent and an annualized ROTCE of 19.03 percent.

"In a year of unprecedented challenges for our nation and the financial services industry, I’m extremely proud of our teammates and their rapid and sustained response to meet the needs of our clients and communities," said Chairman and Chief Executive Officer Kelly S. King. "Despite this difficult environment, our performance was very strong in 2020 and we closed the year on a high point with our best quarter yet in terms of financial performance.

"Our fourth quarter results reflect a significant decline in the provision for credit losses and strong results from many of our noninterest-income generating businesses. Our adjusted efficiency ratio improved to 55.9 percent and our adjusted return on tangible common equity was very strong at 19.03 percent.

"Adjusted net income was a record $1.6 billion, or $1.18 per share, due to a strong performance from our insurance business, and record results from investment banking and commercial real estate income, as well as a solid performance in net interest income in this challenging interest rate environment.

"We continue to invest in the future with our client-first strategy and the overall growth and diversification of our company. This includes the acquisition of five insurance brokerages in the fourth quarter, which are expected to boost insurance revenues by $110 million annually. We're also investing selectively in digital and agile capabilities, as well as investment banking, residential mortgage and wealth management talent to meet the evolving needs of our clients.

"In the midst of a global health pandemic, our purpose to inspire and build better lives and communities guided us to take extraordinary measures in 2020 to support our teammates, clients, and communities. This included over $100 million in special COVID-19 support for teammates; payment relief assistance through more than 750,000 client loan accommodations; $50 million through Truist Cares to support front-line community needs and $78 million to support historically underrepresented communities; and helping approximately 80,000 companies secure nearly $13 billion in Paycheck Protection Program funding to save nearly three million jobs. We strengthened our commitment to social justice, moving past words to meaningful and measurable actions. We also made great progress on our integration efforts with a focus on a smooth transition for our clients. We look forward to continued progress on these fronts, while serving our clients and communities and continuing to stand for better in 2021 and beyond.”

Fourth Quarter 2020 Performance Highlights

•Earnings per diluted common share were $0.90
–Adjusted diluted earnings per share were $1.18, up $0.21 per share compared to third quarter 2020
–ROA was 1.05 percent; adjusted ROA was 1.35 percent
–ROCE was 7.88 percent; adjusted ROCE was 10.25 percent
–ROTCE was 14.99 percent; adjusted ROTCE was 19.03 percent

•Taxable-equivalent revenue was $5.7 billion, up 5.5 percent annualized compared to third quarter 2020
–Fee income ratio was 40.4 percent, compared to 39.7 percent for third quarter 2020
–Net interest margin was 3.08 percent, down two basis points from third quarter 2020
–Core net interest margin was 2.72 percent, unchanged from third quarter 2020

•Noninterest expense was $3.8 billion
–Noninterest expense includes $308 million of merger-related and restructuring charges and $179 million of incremental operating expenses related to the merger
–GAAP efficiency ratio was 67.8 percent, compared to 67.4 percent for third quarter 2020
–Adjusted efficiency ratio was 55.9 percent, compared to 57.3 percent for third quarter 2020
–Current quarter includes approximately $60 million of one-time expenses related to a job regrading initiative

•Asset quality ratios remain relatively stable reflecting diversification benefits of the merger and effective problem asset resolution
–Nonperforming assets were 0.27 percent of total assets, up 1 basis point from the prior quarter
–Loans 90 days or more past due and still accruing were 0.67 percent of loans held for investment, up from 0.39 percent for the prior quarter; increase was almost entirely in government guaranteed loans
–Excluding government guaranteed loans, loans 90 days or more past due and still accruing were 0.04 percent of loans held for investment
–Net charge-offs were 0.27 percent of average loans and leases, down 15 basis points compared to the prior quarter
–The allowance for loan and lease losses was 1.95 percent of loans and leases held for investment compared to 1.91 percent for third quarter 2020
–Provision for credit losses was $177 million for the fourth quarter of 2020, which includes a modest decrease in the allowance for credit losses due to the decision to exit a small ticket loan and lease portfolio
–The allowance for loan and lease loss coverage ratio was 4.39 times nonperforming loans and leases held for investment, versus 5.22 times in the prior quarter

–Active client accommodations related to the CARES Act continued to decline; 97.2 percent and 90.6 percent of commercial and consumer clients that have exited accommodation programs, respectively, have either paid off their loans or are current on their loans

•Capital and liquidity levels remained strong
–Common equity tier 1 to risk-weighted assets was 10.0 percent
–Tier 1 risk-based capital was 12.1 percent
–Total risk-based capital was 14.5 percent
–Board of Directors authorized up to $2 billion share repurchase program
–Consolidated average LCR ratio was 113 percent

EARNINGS HIGHLIGHTS				Change 4Q20 vs.
(dollars in millions, except per share data)	4Q20	3Q20	4Q19	3Q20	4Q19
Net income available to common shareholders	$1,228	$1,068	$702	$160	$526
Diluted earnings per common share	0.90	0.79	0.75	0.11	0.15

Net interest income - taxable equivalent	$3,394	$3,391	$2,252	$3	$1,142
Noninterest income	2,285	2,210	1,398	75	887
Total taxable-equivalent revenue	$5,679	$5,601	$3,650	$78	$2,029
Less taxable-equivalent adjustment	28	29	25
Total revenue	$5,651	$5,572	$3,625

Return on average assets	1.05%	0.91%	0.95%	0.14%	0.10%
Return on average risk-weighted assets (current quarter is preliminary)	1.40	1.19	1.02	0.21	0.38
Return on average common shareholders' equity	7.88	6.87	7.33	1.01	0.55
Return on average tangible common shareholders' equity (1)	14.99	13.31	12.91	1.68	2.08
Net interest margin - taxable equivalent	3.08	3.10	3.41	(0.02)	(0.33)
(1)    Excludes certain items as detailed in the non-GAAP reconciliations in the Quarterly Performance Summary.

Fourth Quarter 2020 compared to Third Quarter 2020

Total taxable-equivalent revenue was $5.7 billion for the fourth quarter of 2020, an increase of $78 million compared to the prior quarter. This was primarily driven by an increase of $75 million in noninterest income resulting from record performances in investment banking and trading income and commercial real-estate related income.

The net interest margin was 3.08 percent for the fourth quarter, down two basis points compared to the prior quarter. The decline in the net interest margin reflects lower purchase accounting accretion and lower yield on securities due to the impact of new investments at lower rates. These decreases were partially offset by lower interest expense on deposits primarily due to the impact of lower rates on deposits, higher loan yields resulting from accelerated fee income recognition on PPP loan payoffs and the recognition of interest previously deferred on loans granted an accommodation in connection with COVID-19 relief programs and lower balances at the Federal Reserve. Average earning assets increased $3.3 billion compared to the prior quarter. Average securities available for sale increased $22.2 billion, while average other earning assets decreased $11.9 billion and average total loans decreased $7.5 billion. The growth in the average earnings assets reflects the purchase of additional securities using excess liquidity. The investment in average securities improved the net interest margin compared to the yields available on excess reserves at the Federal Reserve. Average interest-bearing liabilities decreased $433 million compared to the third quarter of 2020. Average long-term debt decreased $635 million, while average short-term borrowings increased $284 million. The decrease in average interest-bearing liabilities was more than offset by an increase of $3.1 billion in average noninterest-bearing deposits compared to the third quarter of 2020.

The yield on the total loan portfolio for the fourth quarter was 4.12 percent, up eight basis points compared to the prior quarter primarily due to accelerated fee recognition for PPP loan payoffs and the recognition of interest previously deferred on loans granted an accommodation in connection with COVID-19 relief programs, partially offset by lower accretion of the fair value mark on the merged loans. The yield on the average securities portfolio for the fourth quarter was 1.60 percent, down 37 basis points compared to the prior quarter primarily due to lower yields on new purchases.

The average cost of total deposits was 0.07 percent, down three basis points compared to the prior quarter, and the average cost of interest-bearing deposits was 0.11 percent, down four basis points compared to the prior quarter. The decrease in rates on deposits was attributable to deposit rate cuts and maturities of higher cost time-deposits. The average rate on long-term debt was 1.64 percent, up 16 basis points compared to the prior quarter. The increase in the rate on long-term debt was primarily due to interest expense associated with structured real estate transactions that were completed. The average rate on short-term borrowings was 0.77 percent, down eight basis points compared to the prior quarter.

The provision for credit losses was $177 million and net charge-offs were $205 million for the fourth quarter, compared to $421 million and $326 million, respectively, for the prior quarter. The decrease in the provision for credit losses was primarily due to lower net charge-offs and a decrease in loans and leases held for investment, including the transfer of $1.0 billion to held for sale due to the decision to exit a small ticket loan and lease portfolio.

Noninterest income was $2.3 billion, an increase of $75 million compared to the prior quarter. The prior quarter included $104 million of securities gains. Excluding securities gains, noninterest income increased $179 million compared to the prior quarter. Commercial real-estate related income increased $68 million primarily due to an increase of $37 million in fees from the completion of structured real estate transactions coupled with $24 million from strong commercial mortgage production and sales activity. Investment banking and trading revenues increased $64 million due to an increase in trading income of $41 million partially due to a recovery of CVA losses, as well as improved trading profits, and $23 million from higher investment banking revenues primarily due to strong M&A and loan syndication fees. Insurance income increased $27 million primarily due to higher new business and acquisitions. Lending related fees increased $28 million primarily due to gains from early payoffs of certain finance-related lease transactions. Residential mortgage income decreased $28 million primarily due to a decrease of $109 million in production-related revenues largely a result of reduced margins and seasonally lower volumes partially offset by an increase of $81 million in the valuation of mortgage servicing rights.

Noninterest expense was $3.8 billion for the fourth quarter, up $78 million compared to the prior quarter. Merger-related and restructuring charges increased $72 million primarily due to higher facilities impairments and severance charges, partially offset by lower professional services expenses. Incremental operating expenses related to the merger increased $27 million primarily due to higher professional services expenses for process and system design in connection with merger integration. The prior quarter also included a $50 million charitable contribution to the Truist Charitable Fund. Excluding the items mentioned above and changes in amortization of intangibles, adjusted noninterest expense was up $27 million. Personnel expense increased $50 million compared to the third quarter of 2020 primarily due to higher incentives resulting from strong production and job regrading, partially offset by lower equity-based compensation due to expense for retirement eligible teammates being fully expensed by the end of the third quarter. During the fourth quarter the company completed a post-merger reevaluation of job grades and recorded additional salaries, incentives and equity-based compensation expenses. Approximately $60 million of the job regrading personnel expenses were one-time in nature. Professional fees and outside processing expenses increased $70 million, which includes an increase of $25 million related to merger activities. Excluding the merger-related increase, the remaining increase is primarily related to professional services for strategic technology projects. Net occupancy expense decreased $26 million primarily due to lower rent expense resulting from the final valuation of certain acquired leases and decreases from vacated properties, as well as lower costs for related janitorial cleaning and supplies. Marketing and customer development expenses decreased $17 million primarily due to lower advertising and public relations expense. Other expense decreased $63 million primarily due to the $50 million charitable contribution made in the prior quarter.

The provision for income taxes was $311 million for the fourth quarter, compared to $255 million for the prior quarter. The effective tax rate for the fourth quarter was 19.0 percent, compared to 18.3 percent for the prior quarter. The higher effective tax rate was primarily due to higher pre-tax income.

Fourth Quarter 2020 compared to Fourth Quarter 2019

Total taxable-equivalent revenues were $5.7 billion for the fourth quarter of 2020, an increase of $2.0 billion compared to the earlier quarter, reflecting an increase of $1.1 billion in taxable-equivalent net interest income and an increase of $887 million in noninterest income.

Net interest margin was 3.08 percent, down 33 basis points compared to the earlier quarter. Average earning assets increased $175.6 billion. The increase in average earning assets reflects a $114.5 billion increase in average total loans and leases and a $41.4 billion increase in average securities. Average other earning assets increased $17.5 billion primarily due to higher interest-earning balances at the Federal Reserve. Average interest-bearing liabilities increased $107.3 billion compared to the earlier quarter. Average interest-bearing deposits increased $101.9 billion, average long-term debt increased $10.4 billion and average short-term borrowings decreased $5.0 billion. The significant increases in earning assets and liabilities are primarily due to the merger, as well as impacts from the COVID-19 pandemic and the resulting government stimulus programs.

The yield on the total loan portfolio for the fourth quarter of 2020 was 4.12 percent, down 79 basis points compared to the earlier quarter, reflecting the impact of rate decreases, partially offset by purchase accounting accretion from merged loans. The yield on the average securities portfolio was 1.60 percent, down 105 basis points compared to the earlier quarter primarily due to lower yields on new purchases.

The average cost of total deposits was 0.07 percent, down 50 basis points compared to the earlier quarter, and the average cost of interest-bearing deposits was 0.11 percent, down 71 basis points compared to the earlier quarter. The average rate on short-term borrowings was 0.77 percent, down 138 basis points compared to the earlier quarter. The average rate on long-term debt was 1.64 percent, down 128 basis points compared to the earlier quarter. The lower rates on interest-bearing liabilities reflect the lower rate environment. The lower rates on long-term debt also reflect the amortization of the fair value mark on the assumed debt and the issuance of new long-term debt.

The provision for credit losses was $177 million, compared to $171 million for the earlier quarter. Net charge-offs for the fourth quarter of 2020 totaled $205 million compared to $192 million in the earlier quarter. The net charge-off rate for the current quarter of 0.27 percent was down 13 basis points compared to the fourth quarter of 2019.

Noninterest income for the fourth quarter of 2020 increased $887 million compared to the earlier quarter. The earlier quarter included a loss of $116 million from the sale of securities. Excluding the securities losses, noninterest income increased $771 million, with nearly all categories of noninterest income being impacted by the merger. Insurance income increased $36 million due to strong production and premium growth, as well as acquisitions. Investment banking and trading income, commercial real estate related income, wealth management income and residential mortgage banking income all had improved performance compared to the combined levels from the earlier quarter. Service charges on deposits has continued to rebound, but remained below 2019 combined levels due to reduced overdraft incident rates.

Noninterest expense for the fourth quarter of 2020 was up $1.3 billion compared to the earlier quarter. Merger-related and restructuring charges and other incremental operating expenses related to the merger increased $85 million and $78 million, respectively. Excluding the merger-related items mentioned above and the impact of an increase of $101 million of amortization expense for intangibles, adjusted noninterest expense was up $994 million primarily reflecting the impact of the merger.

The provision for income taxes was $311 million for the fourth quarter of 2020, compared to $153 million for the earlier quarter. This produced an effective tax rate for the fourth quarter of 2020 of 19.0 percent, compared to 17.4 percent for the earlier quarter. The higher effective tax rate is primarily due to higher pre-tax income.

LOANS AND LEASES
(dollars in millions)
Average balances	4Q20	3Q20	Change	% Change
				(annualized)
Commercial:
Commercial and industrial	$139,223	$143,452	$(4,229)	(11.7)%
CRE	27,030	27,761	(731)	(10.5)
Commercial construction	6,616	6,861	(245)	(14.2)
Lease financing	5,401	5,626	(225)	(15.9)
Total commercial	178,270	183,700	(5,430)	(11.8)
Consumer:
Residential mortgage	48,847	51,500	(2,653)	(20.5)
Residential home equity and direct	26,327	26,726	(399)	(5.9)
Indirect auto	25,788	24,732	1,056	17.0
Indirect other	11,291	11,530	(239)	(8.2)
Student	7,519	7,446	73	3.9
Total consumer	119,772	121,934	(2,162)	(7.1)
Credit card	4,818	4,810	8	0.7
Total loans and leases held for investment	$302,860	$310,444	$(7,584)	(9.7)

Average loans and leases held for investment for the fourth quarter of 2020 were $302.9 billion, down $7.6 billion compared to the third quarter of 2020.

Average commercial loans decreased $5.4 billion, primarily in commercial and industrial loans due to paydowns on commercial lines. This was partially offset by growth in mortgage warehouse lending, dealer floor plan lending and governmental finance loans. The carrying value of PPP loans was down $1.4 billion compared to September 30, 2020, which resulted in a decline of $304 million in average PPP loans compared to the average for the third quarter of 2020. In addition, average commercial loans were impacted by the transfer of $1.0 billion of certain loans and leases to held for sale, which resulted in a decline in the average balance of $323 million compared to the third quarter of 2020.

Average consumer loans decreased $2.2 billion primarily due to seasonally lower loan production and refinance activity resulting in a decline in residential mortgages and residential home equity and direct loans. This was partially offset by an increase in indirect auto loans.

DEPOSITS
(dollars in millions)
Average balances	4Q20	3Q20	Change	% Change
				(annualized)
Noninterest-bearing deposits	$127,103	$123,966	$3,137	10.1%
Interest checking	99,866	96,707	3,159	13.0
Money market and savings	124,692	123,598	1,094	3.5
Time deposits	23,605	27,940	(4,335)	(61.7)
Total deposits	$375,266	$372,211	$3,055	3.3

Average deposits for the fourth quarter of 2020 were $375.3 billion, an increase of $3.1 billion compared to the prior quarter. Average noninterest-bearing and interest checking deposit growth was strong for the fourth quarter of 2020 driven by anticipated seasonal inflows in addition to continued growth resulting from pandemic-related client behavior.

Average time deposits decreased primarily due to maturity of wholesale negotiable certificates of deposit and higher-cost personal and business accounts.

Average noninterest-bearing deposits represented 33.9 percent of total deposits for the fourth quarter of 2020, compared to 33.3 percent for the prior quarter. The cost of average total deposits was 0.07 percent for the fourth quarter, down three basis points compared to the prior quarter. The cost of average interest-bearing deposits was 0.11 percent for the fourth quarter, down four basis points compared to the prior quarter.

SEGMENT RESULTS				Change 4Q20 vs.
(dollars in millions)
Segment Net Income	4Q20	3Q20	4Q19	3Q20	4Q19
Consumer Banking and Wealth	$854	$816	$443	$38	$411
Corporate and Commercial Banking	918	584	518	334	400
Insurance Holdings	99	77	59	22	40
Other, Treasury & Corporate	(541)	(336)	(294)	(205)	(247)
Total net income	$1,330	$1,141	$726	$189	$604

Fourth Quarter 2020 compared to Third Quarter 2020

Consumer Banking and Wealth ("CB&W")

CB&W serves individuals and small business clients by offering a variety of loan and deposit products, payment services, bankcard products and other financial services by connecting clients to a wide range of financial products and services. CB&W includes Retail Community Bank, which serves credit card, debit card, deposit and lending products to retail, premier and small business clients, delivering on the banking needs of all clients through a network of branches, ATMs, and contact centers. CB&W also includes Dealer Retail Services, which originates loans on an indirect basis to individuals for the purchase of automobiles, boats and recreational vehicles. Additionally, CB&W includes National Consumer Finance & Payments, which provides a comprehensive set of technology-enabled lending solutions to individuals and small businesses through several national channels, as well as merchant services and payment processing solutions to business clients. CB&W also includes Mortgage Banking, which offers residential mortgage products nationally through its retail and correspondent channels, the internet and by telephone. These products are either sold in the secondary market, primarily with servicing rights retained, or held in the Company’s loan portfolio. Mortgage Banking also services loans for other investors, in addition to loans held in the Company’s loan portfolio. Mortgage Banking also includes Mortgage Warehouse Lending, which provides short-term lending solutions to finance first-lien residential mortgage LHFS by independent mortgage companies. Wealth delivers investment management, financial planning, banking, fiduciary services and related solutions to institutions, affluent and high net worth individuals and families, with financial expertise and industry-specific insights in the medical, legal, sports and entertainment industries.

CB&W net income was $854 million for the fourth quarter of 2020, an increase of $38 million compared to the prior quarter. Segment net interest income was relatively flat. Noninterest income was relatively flat due to higher service charges on deposits, proceeds from the sale of institutional 401(k) investment advisory services business, higher client activity and market valuation increasing wealth fees, offset by seasonally lower residential mortgage income. The allocated provision for credit losses decreased $65 million primarily due to a reduction in expected losses in the residential mortgage portfolio. Noninterest expense increased $21 million primarily due to higher operating charge-offs, merger-related expenses, equipment expenses, professional service fees and loan related expenses due to increased client activity, partially offset by lower software and marketing expenses.

Average loans held for investment decreased $1.5 billion compared to the prior quarter primarily due to lower residential mortgage and home equity lending, partially offset by increased mortgage warehouse and indirect auto lending. Average total deposits increased $4.0 billion compared to the prior quarter, primarily due to reduced consumer spending, various stimulus programs, and pandemic-related client behavior.

Corporate and Commercial Banking ("C&CB")

C&CB serves large, medium and small business clients by offering a variety of loan and deposit products and connecting clients to the combined organization’s broad array of financial services. C&CB includes Corporate and Investment Banking (“CIB”), which delivers a comprehensive range of strategic advisory, capital raising, risk management, financing, liquidity and investment solutions to both public and private companies in the C&CB segment and Wealth. Additionally, C&CB includes Commercial Community Banking, which offers an array of traditional banking products, including lending, cash management and investment banking to commercial clients via CIB. C&CB also includes Commercial Real Estate, which provides a range of credit and deposit services as well as fee-based product offerings to privately held developers, operators, and investors in commercial real estate properties. C&CB also includes Grandbridge Real Estate Capital, which is a fully integrated commercial mortgage banking company that originates commercial and multi-family real estate loans, services loan portfolios and provides asset and portfolio management as well as real estate brokerage services. Treasury Solutions, within C&CB, provides business clients across the organization with services required to manage their payments and receipts, combined with the ability to manage and optimize their deposits across all aspects of their business.

C&CB net income was $918 million for the fourth quarter of 2020, an increase of $334 million compared to the prior quarter. Segment net interest income was relatively flat. Noninterest income increased $180 million driven by higher commercial real estate related income, investment banking and trading income partially due to a recovery of CVA losses, lending related fees and mark to market gains on SBIC funds. The allocated provision for credit losses decreased $251 million as a result of a larger provision build in the third quarter. Noninterest expense was relatively flat due to lower operating charge-offs and operating lease depreciation, offset by higher merger-related expenses, professional service fees and occupancy expenses.

Average loans held for investment decreased $6.0 billion compared to the prior quarter due primarily to paydowns on drawn revolvers throughout the quarter. Average total deposits decreased $359 million compared to the prior quarter primarily due to corporate clients utilizing cash for revolver repayments and optimizing deposit return, partially offset by seasonally higher balances from commercial clients.

Insurance Holdings ("IH")

Truist’s IH segment is one of the largest insurance brokers in the world, providing property and casualty, employee benefits and life insurance to businesses and individuals. It also provides small business and corporate services, such as workers compensation and professional liability, as well as surety coverage and title insurance. In addition, IH provides premium financing for property and casualty insurance.

IH net income was $99 million for the fourth quarter of 2020, an increase of $22 million compared to the prior quarter. Noninterest income increased $38 million primarily due to seasonality in property and casualty and other insurance commissions, as well as acquisitions. Noninterest expense increased $5 million primarily due to seasonally higher performance-based incentives and increased merger-related charges, partially offset by lower operating charge-offs.

Other, Treasury & Corporate ("OT&C")

Net income in OT&C can vary due to the changing needs of the Corporation, including the size of the investment portfolio, the need for wholesale funding and variability associated with derivatives used to hedge the balance sheet.

OT&C generated a net loss of $541 million for the fourth quarter of 2020, compared to a net loss of $336 million for the prior quarter. Segment net interest income was relatively flat. Noninterest income decreased $147 million primarily due to a decline in securities gains and other investment income from the prior quarter. The allocated provision for credit losses increased $70 million due to a reduction in the reserve for unfunded commitments in the prior quarter. Noninterest expense increased $54 million primarily due to higher IT professional service fees, merger-related charges and incentive one-time expenses related to the job regrading, partially offset by lower donations expense related to a contribution made in the prior quarter. The benefit for income taxes increased $68 million primarily due to a higher pre-tax loss in the current quarter.

Fourth Quarter 2020 compared to Fourth Quarter 2019

Consumer Banking and Wealth

CB&W net income was $854 million for the fourth quarter of 2020, an increase of $411 million compared to the earlier quarter. Segment net interest income increased $799 million primarily due to the merger. Noninterest income increased $342 million, due to the merger and higher residential mortgage production income as a result of the lower rate environment driving mortgage production through refinance activity, partially offset by lower residential mortgage servicing income driven by higher prepayment as a result of the lower rate environment. The allocated provision for credit losses decreased $29 million primarily due a decrease in expected losses in the residential mortgage portfolio, as well as a decline in chargeoffs in certain other consumer portfolios. Noninterest expense increased $637 million primarily due to operating expenses and amortization of intangibles related to the merger in the current quarter.

Corporate and Commercial Banking

C&CB net income was $918 million for the fourth quarter of 2020, an increase of $400 million compared to the earlier quarter. Segment net interest income increased $448 million primarily due to the merger. Noninterest income increased $377 million also primarily due to the merger. The allocated provision for credit losses increased $43 million primarily due to the merger as well as increased economic stress associated with the pandemic. Noninterest expense increased $271 million primarily due to operating expenses and amortization of intangibles related to the merger in the current quarter.

Insurance Holdings

IH net income was $99 million for the fourth quarter of 2020, an increase of $40 million compared to the earlier quarter. Noninterest income increased $26 million primarily due to higher property and casualty insurance production, as well as acquisitions. Noninterest expense decreased $30 million primarily due to lower restructuring charges, travel and marketing expenses, partially offset by higher performance-based incentives and other personnel expenses.

Other, Treasury & Corporate

OT&C generated a net loss of $541 million in the fourth quarter of 2020, compared to a net loss of $294 million in the earlier quarter. Segment net interest income decreased $103 million primarily due to a decline in funding charges on assets to other segments relative to the funding credit provided on liabilities. Noninterest income increased $142 million primarily due to the loss on sale of securities in the earlier quarter. The allocated provision for credit losses was relatively flat compared to the earlier quarter. Noninterest expense increased $380 million primarily due to operating expenses related to the merger and higher merger-related charges in the current quarter. The benefit for income taxes increased $86 million primarily due to a higher pre-tax loss in the current quarter.

CAPITAL RATIOS	4Q20	3Q20	2Q20	1Q20	4Q19
Risk-based:	(preliminary)
Common equity Tier 1	10.0%	10.0%	9.7%	9.3%	9.5%
Tier 1	12.1	12.2	11.6	10.5	10.8
Total	14.5	14.6	14.0	12.7	12.6
Leverage (1)	9.6	9.6	9.0	9.0	14.7
Supplementary leverage (2)	8.7	8.9	8.5	7.8	7.9
(1)The leverage ratio is calculated using end of period Tier 1 capital and quarterly average tangible assets. The timing of the merger impacted the result for the fourth quarter of 2019. The estimated leverage ratio for the fourth quarter of 2019 using a full quarterly average tangible assets was 9.3 percent.
(2)Truist became subject to the supplementary leverage ratio as of January 1, 2020. The December 31, 2019 measure was an estimate based on a full quarter of average tangible assets in the denominator.

Capital ratios remained strong compared to the regulatory levels for well capitalized banks. Truist declared common dividends of $0.450 per share during the fourth quarter of 2020. The dividend and total payout ratios for the fourth quarter of 2020 were 49.4 percent.

In December 2020, Truist Board of Directors authorized the repurchase of up to $2 billion of the company’s common stock beginning in the first quarter of 2021, as well as certain other actions to optimize Truist’s capital position. Management’s intention is to maintain an approximate 10 percent Common Equity Tier 1 ratio after considering strategic actions such as non-bank acquisitions or stock repurchases, as well as changes in risk-weighted assets. Any stock repurchase activity will be informed by economic and regulatory considerations as well as Truist’s capital position, earnings outlook, and capital deployment priorities.

As of January 1, 2020, Truist became subject to Category III reduced LCR. Truist's average LCR was approximately 113 percent for the three months ended December 31, 2020, compared to the regulatory minimum of 100 percent. Truist continues to maintain a strong liquidity position and is prepared to meet the funding needs of clients. In addition, the liquid asset buffer, which is defined as high quality unencumbered liquid assets as a percentage of total assets, was 20.2 percent at December 31, 2020.

ASSET QUALITY
(dollars in millions)	4Q20	3Q20	2Q20	1Q20	4Q19
Total nonperforming assets	$1,387	$1,314	$1,252	$1,177	$684
Total performing TDRs	1,361	1,217	1,107	1,079	980
Total loans 90 days past due and still accruing	2,008	1,197	1,072	1,748	1,994
Total loans 30-89 days past due	2,220	2,148	1,901	2,374	2,213
Nonperforming loans and leases as a percentage of loans and leases held for investment	0.44%	0.37%	0.35%	0.32%	0.15%
Nonperforming loans and leases as a percentage of loans and leases, including loans held for sale	0.44	0.40	0.37	0.33	0.18
Nonperforming assets as a percentage of total assets	0.27	0.26	0.25	0.23	0.14
Loans 30-89 days past due and still accruing as a percentage of loans and leases	0.74	0.70	0.60	0.74	0.74
Loans 90 days or more past due and still accruing as a percentage of loans and leases	0.67	0.39	0.34	0.55	0.66
Loans 90 days or more past due and still accruing as a percentage of loans and leases, excluding PPP, other government guaranteed and PCI	0.04	0.03	0.04	0.04	0.03
Allowance for loan and lease losses as a percentage of loans and leases held for investment	1.95	1.91	1.81	1.63	0.52
Net charge-offs as a percentage of average loans and leases, annualized	0.27	0.42	0.39	0.36	0.40
Ratio of allowance for loan and lease losses to net charge-offs, annualized	7.15x	4.52x	4.49x	4.76x	2.03x
Ratio of allowance for loan and lease losses to nonperforming loans and leases held for investment	4.39x	5.22x	5.24x	5.04x	3.41x

Nonperforming assets totaled $1.4 billion at December 31, 2020, up $73 million compared to September 30, 2020. Nonperforming loans and leases represented 0.44 percent of total loans and leases, up four basis points compared to September 30, 2020. Nonperforming loans and leases held for investment increased $206 million, primarily in mortgage loans due to loans exiting certain accommodation programs related to the CARES Act and seasonality, while nonperforming loans held for sale declined $125 million as the majority of the these loans were sold during the quarter. Performing TDRs were up $144 million during the fourth quarter primarily in lease financing and indirect auto loans.

Loans 90 days or more past due and still accruing totaled $2.0 billion at December 31, 2020, up $811 million compared to the prior quarter. The increase was primarily in government guaranteed student loans as borrowers emerge from forbearance periods that were provided in connection with COVID-19 relief programs. In addition, residential mortgage loans 90 days or more past due and still accruing increased primarily due to the repurchase of delinquent government guaranteed loans. The ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.67 percent at December 31, 2020, up 28 basis points from the prior quarter. Excluding government guaranteed loans, the ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.04 percent at December 31, 2020, up one basis point from September 30, 2020.

Loans 30-89 days past due and still accruing totaled $2.2 billion at December 31, 2020, up $72 million compared to the prior quarter. Indirect automobile loans increased $174 million due to seasonality and the expiration of certain forbearance periods that were provided in connection with COVID-19 relief programs. This was partially offset by a decline of $72 million for commercial and industrial loans. The ratio of loans 30-89 days past due and still accruing as a percentage of loans and leases was 0.74 percent at December 31, 2020, up four basis points from the prior quarter.

Net charge-offs during the fourth quarter totaled $205 million, down $121 million compared to the prior quarter. As a percentage of average loans and leases, annualized net charge-offs were 0.27 percent, down 15 basis points compared to the prior quarter. Current quarter net charge-offs included $27 million of write-downs on the transfer of loans to held-for sale. Prior quarter net charge-offs included $97 million of charge-offs related to the implementation of CECL, which required a gross-up of loan carrying values in connection with the establishment of an allowance on PCD loans.

The allowance for credit losses was $6.2 billion, down $30 million compared to the prior quarter. The allowance for credit losses includes $5.8 billion for loans and leases and $364 million for the reserve for unfunded commitments. As of December 31, 2020, the allowance for loan and lease losses was 1.95 percent of loans and leases held for investment.

The allowance for loan and lease losses was 4.39 times nonperforming loans and leases held for investment, compared to 5.22 times at September 30, 2020. At December 31, 2020, the allowance for loan and lease losses was 7.15 times annualized net charge-offs, compared to 4.52 times at September 30, 2020.

Earnings Presentation and Quarterly Performance Summary

To listen to Truist's live fourth quarter 2020 earnings conference call at 8 a.m. ET today, please call 866-519-2796 and enter the participant code 391805. A presentation will be used during the earnings conference call and is available on our website at https://ir.truist.com/events-and-presentation. Replays of the conference call will be available for 30 days by dialing 888-203-1112 (access code 391805).

The presentation, including an appendix reconciling non-GAAP disclosures, and Truist's Fourth Quarter 2020 Quarterly Performance Summary, which contains detailed financial schedules, is available at https://ir.truist.com/earnings.

About Truist

Truist Financial Corporation is a purpose-driven financial services company committed to inspire and build better lives and communities. With the combined history of BB&T and SunTrust, Truist has leading market share in many high-growth markets in the country. The company offers a wide range of services including retail, small business and commercial banking; asset management; capital markets; commercial real estate; corporate and institutional banking; insurance; mortgage; payments; specialized lending; and wealth management. Headquartered in Charlotte, North Carolina, Truist is the sixth-largest commercial bank in the U.S. with total assets of $509 billion as of December 31, 2020. Truist Bank, Member FDIC. Learn more at Truist.com.

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Capital ratios and return on risk-weighted assets are preliminary.

This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Truist's management uses these "non-GAAP" measures in their analysis of the Corporation's performance and the efficiency of its operations. Management believes these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results with prior periods and demonstrate the effects of significant items in the current period. The Corporation believes a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Truist's management believes investors may find these non-GAAP financial measures useful. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

•	The adjusted efficiency ratio is non-GAAP in that it excludes securities gains (losses), amortization of intangible assets, merger-related and restructuring charges and other selected items. Truist's management uses this measure in their analysis of the Corporation's performance. Truist's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.
•	Tangible common equity and related measures are non-GAAP measures that exclude the impact of intangible assets, net of deferred taxes, and their related amortization. These measures are useful for evaluating the performance of a business consistently, whether acquired or developed internally. Truist's management uses these measures to assess the quality of capital and returns relative to balance sheet risk.
•	Core net interest margin is a non-GAAP measure that adjusts net interest margin to exclude the impact of purchase accounting. The purchase accounting marks and related amortization for a) securities acquired from the FDIC in the Colonial Bank acquisition and b) loans, deposits and long-term debt from SunTrust, Susquehanna, National Penn and Colonial Bank are excluded to approximate the yields paid by clients. Interest income for PCI loans adjusts the accretion, net of interest reversals, which approximates the interest received from the client. Truist's management believes the adjustments to the calculation of net interest margin for certain assets and liabilities acquired provide investors with useful information related to the performance of Truist's earning assets.
•	The adjusted diluted earnings per share is non-GAAP in that it excludes merger-related and restructuring charges and other selected items, net of tax. Truist's management uses this measure in their analysis of the Corporation's performance. Truist's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.
•	The adjusted performance ratios, including adjusted return on average assets, adjusted return on average common shareholders’ equity and adjusted return on average tangible common shareholders’ equity, are non-GAAP in that they exclude merger-related and restructuring charges, selected items and, in the case of return on average tangible common shareholders' equity, amortization of intangible assets. Truist's management uses these measures in their analysis of the Corporation's performance. Truist's management believes these measures provide a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.
•	EBITDA is a non-GAAP measurement of operating profitability that is calculated by adding back interest, taxes, depreciation and amortization to net income. Truist's management also adds back merger-related and restructuring charges, incremental operating expenses related to the merger and other selected items. Truist's management uses this measure in its analysis of the Corporation's Insurance Holdings segment. Truist's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.
•	Allowance for loan and lease losses and unamortized fair value mark as a percentage of gross loans and leases is a non-GAAP measurement of credit reserves that is calculated by adjusting the ALLL and loans and leases held for investment by the unamortized fair value mark. Truist's management uses these measures to assess loss absorption capacity.

A reconciliation of these non-GAAP measures to the most directly comparable GAAP measure is included in the appendix to Truist's Fourth Quarter 2020 Earnings Presentation, which is available at https://ir.truist.com/earnings.

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the financial condition, results of operations, business plans and the future performance of Truist. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "plans," "projects," "may," "will," "should," “would," "could" and other similar expressions are intended to identify these forward-looking statements.

Forward-looking statements are not based on historical facts but instead represent management's expectations and assumptions regarding Truist's business, the economy and other future conditions. Such statements involve inherent uncertainties, risks and changes in circumstances that are difficult to predict. As such, Truist’s actual results may differ materially from those contemplated by forward-looking statements. While there can be no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those contemplated by forward-looking statements include the following, without limitation, as well as the risks and uncertainties more fully discussed under Item 1A-Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2019, Item 1A-Risk Factors in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 and in Truist's subsequent filings with the Securities and Exchange Commission:

•	risks and uncertainties relating to the merger of BB&T and SunTrust ("Merger"), including the ability to successfully integrate the companies or to realize the anticipated benefits of the Merger;
•	expenses relating to the Merger and integration of heritage BB&T and heritage SunTrust;
•	deposit attrition, client loss or revenue loss following completed mergers or acquisitions may be greater than anticipated;
•	changes in the interest rate environment, including the replacement of LIBOR as an interest rate benchmark, which could adversely affect Truist’s revenue and expenses, the value of assets and obligations, and the availability and cost of capital, cash flows, and liquidity;
•	volatility in mortgage production and servicing revenues, and changes in carrying values of Truist’s servicing assets and mortgages held for sale due to changes in interest rates;
•	management’s ability to effectively manage credit risk;
•	inability to access short-term funding or liquidity;
•	loss of client deposits, which could increase Truist’s funding costs;
•	changes in Truist’s credit ratings, which could increase the cost of funding or limit access to capital markets;
•	additional capital and liquidity requirements;

•	regulatory matters, litigation or other legal actions, which may result in, among other things, costs, fines, penalties, restrictions on Truist’s business activities, reputational harm, or other adverse consequences;
•	risks related to originating and selling mortgages, including repurchase and indemnity demands from purchasers related to representations and warranties on loans sold, which could result in an increase in the amount of losses for loan repurchases;
•	failure to execute on strategic or operational plans, including the ability to successfully complete and/or integrate mergers and acquisitions;
•	risks relating to Truist’s role as a servicer of loans, including an increase in the scope or costs of the services Truist is required to perform without any corresponding increase in Truist’s servicing fee, or a breach of Truist’s obligations as servicer;
•	negative public opinion, which could damage Truist’s reputation;
•	increased scrutiny regarding Truist’s consumer sales practices, training practices, incentive compensation design and governance;
•	competition from new or existing competitors, including increased competition from products and services offered by non-bank financial technology companies, may reduce Truist’s client base, cause Truist to lower prices for its products and services in order to maintain market share or otherwise adversely impact Truist’s businesses or results of operations;
•	Truist’s ability to introduce new products and services in response to industry trends or developments in technology that achieve market acceptance and regulatory approval;
•	Truist’s success depends on the expertise of key personnel, and if these individuals leave or change their roles without effective replacements, Truist's operations and integration activities could be adversely impacted. This could be exacerbated as Truist continues to integrate the management teams of heritage BB&T and heritage SunTrust, or if the organization is unable to hire and retain qualified personnel;
•	legislative, regulatory or accounting changes may adversely affect the businesses in which Truist is engaged;
•	evolving regulatory standards, including with respect to capital and liquidity requirements, and results of regulatory examinations, may adversely affect Truist's financial condition and results of operations;
•	accounting policies and processes require management to make estimates about matters that are uncertain;
•	general economic or business conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, slower deposit or asset growth, a deterioration in credit quality or a reduced demand for credit, insurance or other services;
•	risk management oversight functions may not identify or address risks adequately;
•	unfavorable resolution of legal proceedings or other claims or regulatory or other governmental investigations or inquiries could result in negative publicity, protests, fines, penalties, restrictions on Truist's operations or ability to expand its business or other negative consequences, all of which could cause reputational damage and adversely impact Truist's financial condition and results of operations;
•	competitors of Truist may have greater financial resources or develop products that enable them to compete more successfully than Truist and may be subject to different regulatory standards than Truist;
•	failure to maintain or enhance Truist’s competitive position with respect to technology, whether it fails to anticipate client expectations or because its technological developments fail to perform as desired or are not rolled out in a timely manner or for other reasons, may cause Truist to lose market share or incur additional expense;
•	fraud or misconduct by internal or external parties, which Truist may not be able to prevent, detect or mitigate;
•	operational or communications systems, including systems used by vendors or other external parties, may fail or may be the subject of a breach or cyber-attack that, if successful, could adversely impact Truist's financial condition and results of operations;
•	security risks, including denial of service attacks, hacking, social engineering attacks targeting Truist’s employees and clients, malware intrusion or data corruption attempts, and identity theft could result in the disclosure of confidential information, adversely affect Truist’s business or reputation or create significant legal or financial exposure;
•	the COVID-19 pandemic has disrupted the global economy, adversely impacted Truist’s financial condition and results of operations, including through increased expenses, reduced fee income and net interest margin and increases in the allowance for credit losses, and continuation of current conditions could worsen these impacts and also adversely affect Truist’s capital and liquidity position or cost of capital, impair the ability of borrowers to repay outstanding loans, cause an outflow of deposits, and impair goodwill or other assets;
•	natural or other disasters, including acts of terrorism and pandemics, could have an adverse effect on Truist, including a material disruption of Truist's operations or the ability or willingness of clients to access Truist's products and services;
•	widespread system outages, caused by the failure of critical internal systems or critical services provided by third parties could adversely impact Truist's financial condition and results of operations; and
•	depressed market values for Truist’s stock and adverse economic conditions sustained over a period of time may require a write down to goodwill.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by applicable law or regulation, Truist undertakes no obligation to revise or update any forward-looking statements.